Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

THIRD QUARTER 2026 RESULTS

New York, NY – November 5, 2026– International Seaways, Inc. (NYSE: INSW) (the “Company,” “Seaways,” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the third quarter 2026.

HIGHLIGHTS & RECENT DEVELOPMENTS

Strategic Fleet Expansion:

•	Acquired Bruton Limited (“Bruton”) and its four newbuilding VLCCs primarily for total consideration of approximately three million shares and cash.

•	Took delivery of two LR1 newbuilds with the remaining four on order expected to deliver in the second half of 2028.

•	Sold a 2012-built Suezmax for proceeds, net of commissions and fees, of $74 million, recognizing a gain of $53 million.

Quarterly Results:

•	Record net income of $344 million, or $6.90 per diluted share, including $53 million gain on sale.

•	Near-record adjusted net income(1) of $291 million, or $5.84 per diluted share, and adjusted EBITDA(1) of $345 million.

•	Strong quarterly free cash flow(1) of $234 million.

Returns to Shareholders:

•	Declared dividend of $5.05 per share, matching record set in the previous quarter.

•	Fourth consecutive quarter with a payout ratio of at least 85% of adjusted net income.

•	Declared dividends of $16.80 per share over the last twelve months represent a 22% yield.

Healthy Balance Sheet:

•	Total liquidity was approximately $964 million as of September 30, 2026, including cash and short-term investments of $454 million and $510 million undrawn revolving credit capacity.

•	Net loan-to-value(1) less than 6% as of September 30, 2026.

Lois K. Zabrocky, International Seaways President and CEO commented, “We delivered record quarterly net income, reflecting both exceptional tanker market conditions and the benefits of our long-term approach to fleet investment and capital allocation. While tanker markets were already strong earlier in the summer, rates surged to remarkable levels toward the end of the quarter. Our ability to capitalize on this extraordinary market reflects more than just favorable conditions; it is the result of years of disciplined capital allocation, fleet renewal and growth, all while strengthening our financial position and returning substantial capital to our shareholders. As we approach our tenth anniversary, we could not have predicted the extent of the disruptions that have created such a powerful earnings environment, but we have always focused on positioning Seaways to capture opportunities throughout the cycle. We continue to execute that strategy every day by optimizing our fleet across crude and product tanker markets, maintaining a healthy balance sheet and sharing the upside with our shareholders, while preserving the flexibility to pursue future growth and create long-term value.”

Jeff Pribor, the Company’s CFO stated, “Our strong cash generation and financial position provide Seaways with considerable optionality in capital allocation. The completion of the Bruton transaction demonstrates our disciplined approach to deploying capital, using our shares as currency for growth while maintaining significant financial resources for future investments. Importantly, our financial position allows us pursue additional investment opportunities while sustaining substantial returns to shareholders.”

THIRD QUARTER 2026 RESULTS

Net income for the third quarter of 2026 was $344 million, or $6.90 per diluted share, compared to net income of $71 million, or $1.42 per diluted share, for the third quarter of 2025. The increase was primarily driven by higher TCE revenues(1) from spot earnings that increased an average of approximately $38,300 per day across the fleet and higher profit-sharing results on applicable time charters by approximately $75 million.

Shipping revenues for the third quarter were $483 million, compared to $196 million for the third quarter of 2025. Consolidated TCE revenues(1) for the third quarter were $443 million, compared to $192 million for the third quarter of 2025.

Adjusted EBITDA(1) for the third quarter was $345 million, compared to $108 million for the third quarter of 2025.

Crude Tankers

Shipping revenues for the Crude Tankers segment were $359 million for the third quarter of 2026, compared to $96 million for the third quarter of 2025. TCE revenues(1) were $321 million for the third quarter, compared to $93 million for the third quarter of 2025. The increase in TCE revenues(1) was driven by higher average spot earnings of over $78,000 per day and higher average time charter earnings of approximately $274,000 per day, reflecting higher profit-sharing results.

Product Carriers

Shipping revenues for the Product Carriers segment were $124 million for the third quarter, compared to $100 million for the third quarter of 2025. TCE revenues(1) were $121 million for the third quarter, compared to $99 million for the third quarter of 2025. The increase in the third quarter of 2026 was attributable to higher TCE revenues(1) from spot earnings of approximately $12,400 per day compared to the third quarter of 2025.

FLEET OPTIMIZATION

During the fourth quarter, the Company executed a series of transactions to acquire Bruton for approximately three million shares and cash. The Company expects to complete the settlement of the total consideration with Bruton shareholders on or about November 11, 2026. Bruton has one 2026-built, scrubber-fitted, dual-fuel (LNG) VLCC on the water and three VLCC newbuildings scheduled for delivery in November 2026, August 2027 and October 2027. As of October 31, 2026, the remaining construction installments total $279 million with sale leaseback financing agreements in place for up to 90% of the vessels’ construction price. Gross debt outstanding under these agreements is approximately $170 million as of October 31, 2026. The VLCC currently on the water is contracted at $95,000 per day for a firm period ending April 2027. The second scrubber-fitted, dual-fuel (LNG) VLCC scheduled for delivery in November 2026 has secured a 12 month time charter at a rate of $107,000 per day.

During the third quarter, the Company took delivery of Seaways Magellan and Seaways Delgada, completing its six-vessel LR1 newbuilding program at an aggregate contract price of approximately $359 million. The Company drew approximately $73 million under its Korean export agency-backed facility (the “ECA Credit Facility”) in connection with these deliveries. The Company has also contracted for four additional scrubber-fitted, dual-fuel (LNG) ready LR1 vessels, scheduled for delivery in the second half of 2028, at an aggregate contract price of $244 million. The Company expects to finance these vessels through a combination of long-term financing and available liquidity and had made no installment payments as of September 30, 2026. All ten vessels are expected to trade in the Panamax International Pool, which has consistently outperformed the market.

During the third quarter, the Company entered into two time charter agreements with an average duration of three years. As of October 1, 2026, the Company has 11 vessels on time charter agreements with an average duration of 2.0 years and total future contracted revenues through expiry of approximately $305 million, excluding any applicable profit share.

During the third quarter, the Company sold a 2012-built Suezmax for $74 million, net of commissions and fees. In the nine months ended September 30, 2026, the Company sold eight vessels for aggregate proceeds of approximately $290 million, net of positioning, commissions and fees. The vessels were among the oldest remaining in the fleet with an average age of 17 years. The Company recognized gains of approximately $141 million in connection with the sale of these vessels.

RETURNS TO SHAREHOLDERS

In September 2026, the Company paid total dividends of $5.05 per share of common stock. The Company paid total dividends of $11.75 per share of common stock for the nine months ended September 30, 2026.

On November 3, 2026, the Company’s Board of Directors declared a quarterly dividend of $5.05 per share of common stock. The dividend will be paid on December 23, 2026, to shareholders with a record date at the close of business on December 9, 2026.

In November 2026, the Company’s Board of Directors increased its share repurchase program to $100 million and extended its expiry from the end of 2026 to the end of 2028.

HEALTHY BALANCE SHEET

During the third quarter of 2026, the Company drew $73 million under the ECA Credit Facility in connection with the deliveries of Seaways Magellan and Seaways Delgada.

During the nine months ended September 30, 2026, the Company made $20 million in scheduled principal repayments in connection with all of its debt arrangements.

(1)  This is a non-GAAP financial measure used throughout this press release; please refer to the section “Reconciliation to Non-GAAP Financial Information” for explanations of our non-GAAP financial measures and the reconciliations of reported GAAP to non-GAAP financial measures.

CONFERENCE CALL

The Company will host a conference call to discuss its third quarter 2026 results at 9:00 a.m. Eastern Time on Thursday November 5, 2026. To access the call, participants should dial (833) 461-5787 for domestic callers and (626) 884-3620 for international callers and entering 887 862 972. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest public tanker companies in the world, providing seaborne transportation services for crude oil and refined petroleum products. The Company owns and operates a fleet across the principal tanker asset classes, including vessels on order. The Company focuses on the safe and reliable operation of its fleet and primarily employs its vessels in commercial pools, most of which it has an ownership interest, enhancing scale and market access. The Company is headquartered in New York City, N.Y. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (the “SEC”), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to plans to issue dividends, the Company’s prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2025 for the Company, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$215,551	$146,023	$719,574	$432,391
Time and bareboat charter revenues	113,961	39,040	263,605	111,626
Voyage charter revenues	153,690	11,325	292,786	31,406
Total Shipping Revenues	483,202	196,388	1,275,965	575,423

Other operating revenues	2,247	-	6,590	-

Operating Expenses:
Voyage expenses	40,645	3,920	81,976	15,791
Vessel expenses	64,051	65,815	188,721	200,264
Charter hire expenses, including third party participants in TISL	21,214	7,134	44,096	25,906
Depreciation and amortization	41,283	41,170	121,539	122,224
General and administrative	19,639	11,804	45,554	37,186
Other operating expenses	106	1,520	373	1,737
Gain on disposal of vessels and other assets, net	(52,817)	(13,658)	(140,945)	(34,908)
Total operating expenses	134,121	117,705	341,314	368,200
Income from vessel operations	351,328	78,683	941,241	207,223
Holding gain on previously held equity interest	-	-	3,919	-
Operating income	351,328	78,683	945,160	207,223
Other income	4,752	1,486	11,507	5,370
Income before interest expense and income taxes	356,080	80,169	956,667	212,593
Interest expense	(11,396)	(9,623)	(30,916)	(30,836)
Income before income taxes	344,684	70,546	925,751	181,757
Income tax provision	(446)	-	(445)	-
Net income	$344,238	$70,546	$925,306	$181,757

Weighted Average Number of Common Shares Outstanding:
Basic	49,518,848	49,348,406	49,489,239	49,326,459
Diluted	49,905,554	49,606,210	49,854,098	49,537,318

Per Share Amounts:
Basic net income per share	$6.95	$1.43	$18.69	$3.68
Diluted net income per share	$6.90	$1.42	$18.55	$3.67

Consolidated Balance Sheets

($ in thousands)

	September 30,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$163,627	$116,922
Short-term investments	290,000	50,000
Voyage receivables	381,915	177,887
Other receivables	25,231	13,836
Inventories	21,962	611
Prepaid expenses and other current assets	12,861	7,790
Total Current Assets	895,596	367,046

Vessels and other property, less accumulated depreciation	2,104,268	2,077,986
Vessels construction in progress	-	57,725
Deferred drydock expenditures, net	122,897	109,257
Operating lease right-of-use assets	5,139	7,220
Pool working capital deposits	23,303	33,051
Goodwill related to TUKA acquisition	7,391	-
Other assets	14,218	16,357
Total Assets	$3,172,812	$2,668,642

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$97,878	$69,921
Current portion of operating lease liabilities	1,349	3,182
Current installments of long-term debt	34,626	25,788
Total Current Liabilities	133,853	98,891
Long-term operating lease liabilities	5,546	5,954
Long-term debt	665,371	541,291
Other liabilities	2,427	2,229
Total Liabilities	807,197	648,365

Equity:
Total Equity	2,365,615	2,020,277
Total Liabilities and Equity	$3,172,812	$2,668,642

Consolidated Statements of Cash Flows

($ in thousands)

	Nine Months Ended September 30,
	2026	2025
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income	$925,306	$181,757
Items included in net income not affecting cash flows:
Depreciation and amortization	121,539	122,224
Amortization of debt discount and other deferred financing costs	4,152	2,980
Stock compensation	5,118	5,810
Other – net	(619)	(34)
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other assets, net	(140,945)	(34,908)
Holding gain on previously held equity interest	(3,919)	-
Payments for drydocking	(61,719)	(63,181)
Insurance claims proceeds related to vessel operations	791	1,914
Changes in operating assets and liabilities	(197,949)	17,489
Net cash provided by operating activities	651,755	234,051
Cash Flows from Investing Activities:
Expenditures for vessels, vessel improvements, and vessels under construction	(199,309)	(188,546)
Security deposits returned for vessel exchange transactions	-	5,000
Proceeds from disposal of vessels and other property, net	296,572	209,903
Expenditures for other property	(1,041)	(627)
Cash consideration paid for the purchase of equity method investment, net of cash acquired	(4,493)	-
Investments in short term time deposits	(440,000)	-
Proceeds from maturities of short term time deposits	200,000	-
Pool working capital deposits	(450)	(250)
Net cash (used in)/provided by investing activities	(148,721)	25,480
Cash Flows from Financing Activities:
Borrowings on nonrevolving credit facility debt	158,245	290,775
Repayments on nonrevolving credit facility debt	(4,122)	-
Borrowings on revolving credit facilities	127,000	20,000
Repayments on revolving credit facilities	(127,000)	(164,581)
Payments on sale and leaseback financing	(16,143)	(37,381)
Payments of deferred financing costs	(5,224)	(6,036)
Cash dividends paid	(581,887)	(102,127)
Cash paid to tax authority upon vesting or exercise of stock-based compensation	(7,198)	(5,118)
Net cash used in financing activities	(456,329)	(4,468)
Net increase in cash and cash equivalents	46,705	255,063
Cash and cash equivalents at beginning of year	116,922	157,506
Cash and cash equivalents at end of period	$163,627	$412,569

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended September 30, 2026 and the comparable period of 2025. Revenue days in the quarter ended September 30, 2026 totaled 5,840 compared with 6,245 in the prior year quarter. The information in this table excludes commercial pool fees/commissions averaging approximately $1,108 and $1,004 per day for the three months ended September 30, 2026 and 2025, respectively.

	Three Months Ended September 30, 2026			Three Months Ended September 30, 2025
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$154,597	$315,258		$34,809	$41,552
Number of Revenue Days	559	276	835	627	276	903
Suezmax
Average TCE Rate	$102,501	$41,682		$33,310	$34,316
Number of Revenue Days	1,065	276	1,341	1,096	91	1,187
Aframax
Average TCE Rate	$57,832	$38,500		$28,457	$38,665
Number of Revenue Days	275	92	367	261	89	350
Total Crude Tankers Revenue Days	1,899	644	2,543	1,984	456	2,440
Product Carriers
Aframax (LR2)
Average TCE Rate	$-	$39,502		$-	$39,500
Number of Revenue Days	-	87	87	-	92	92
Panamax (LR1)
Average TCE Rate	$51,060	$-		$34,578	$-
Number of Revenue Days	735	-	735	450	-	450
MR
Average TCE Rate	$35,415	$22,503		$25,556	$21,455
Number of Revenue Days	2,181	294	2,475	2,529	734	3,263
Total Product Carriers Revenue Days	2,916	381	3,297	2,979	826	3,805
Total Revenue Days	4,815	1,025	5,840	4,963	1,282	6,245

Revenue days in the above table exclude days related to full service lighterings and certain of the Company’s vessels that were employed in transitional voyages.

During the 2026 and 2025 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Fleet Information

As of September 30, 2026 INSW’s fleet totaled 69 vessels, of which 62 were owned and 7 were chartered in.

			Total at September 30, 2026
Vessel Fleet and Type	Vessels Owned	Vessels Chartered- in1	Total Vessels	Total Dwt
Operating Fleet
VLCC	7	3	10	3,003,422
Suezmax	12	0	12	1,903,261
Aframax	4	0	4	452,375
Crude Tankers	23	3	26	5,359,058

LR2	1	0	1	112,691
LR1	10	0	10	744,253
MR	24	4	28	1,410,231
Product Carriers	35	4	39	2,267,175

Total Operating Fleet	58	7	65	7,626,233

Newbuild Fleet
LR1	4	0	4	297,600

Total Newbuild Fleet	4	-	4	297,600

Total Operating and Newbuild Fleet	62	7	69	7,923,833

(1)  Includes bareboat charters, but excludes vessels chartered in where the duration of the charter was one year or less at inception.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

Adjusted Net Income

Adjusted Net Income consists of Net Income adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. This measure does not represent or substitute net income or any other financial item that is determined in accordance with GAAP. While Adjusted Net Income is frequently used as a measure of operating results and performance, it may not be necessarily comparable with other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income, as reflected in the consolidated statement of operations, to Adjusted Net Income:

	Three Months September 30,		Nine Months Ended September 30,
($ in thousands)	2026	2025	2026	2025
Net income	$344,238	$70,546	$925,306	$181,757
Gain on disposal of vessels and other assets, net	(52,817)	(13,658)	(140,945)	(34,908)
Holding gain on previously held equity interest	-	-	(3,919)	-
Adjusted Net Income	$291,421	$56,888	$780,442	$146,849

Weighted average shares outstanding (diluted)	49,905,554	49,606,210	49,854,098	49,537,318
Adjusted Net Income per diluted share	$5.84	$1.15	$15.65	$2.96

EBITDA and Adjusted EBITDA

EBITDA represents net income before interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss) as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2026	2025	2026	2025
Net income	$344,238	$70,546	$925,306	$181,757
Income tax provision	446	-	445	-
Interest expense	11,396	9,623	30,916	30,836
Depreciation and amortization	41,283	41,170	121,539	122,224
EBITDA	397,363	121,339	1,078,206	334,817
Gain on disposal of vessels and other assets, net	(52,817)	(13,658)	(140,945)	(34,908)
Holding gain on previously held equity interest	-	-	(3,919)	-
Adjusted EBITDA	$344,546	$107,681	$933,342	$299,909

Free Cash Flow

Free cash flow represents cash flows from operating activities, less mandatory repayments of debt (including those under sale and leaseback agreements) less capital expenditures excluding payments made to acquire a vessel or vessels, which the Company believes is useful to investors in understanding the net cash generated from its core business activities after certain mandatory obligations.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2026	2025	2026	2025
Net cash from operating activities (1)	$243,015	$78,325	$651,755	$234,051
Repayments of debt (1)	(2,085)	-	(4,122)	-
Payments on sale and leaseback (1)	(5,488)	(12,742)	(16,143)	(37,381)
Expenditures for vessels (1)	(76,436)	(87,668)	(199,309)	(188,546)
Expenditures for other property (1)	(655)	(74)	(1,041)	(627)
Less: payments for acquiring vessels (2)	75,701	85,543	196,800	182,833
Free cash flow	$234,052	$63,384	$627,940	$190,330

(1)   The three months ended September 30 reflects current period balance on the face of the Consolidated Statement of Cash Flows, less the prior quarter’s balance on the face of the Consolidated Statement of Cash Flows. The captions have been adjusted for summary purposes; the complete list of captions are as follows, in order as in the table above: Net cash provided by operating activities, Repayments of nonrevolving credit facility debt, Payments on sale and leaseback financing, Expenditures for vessels, vessel improvements and vessels under construction, and Expenditures for other property.

(2)   Payments for vessels under construction represent the contractual payments on six LR1s newbuildings.

Net Loan-to-Value

Net loan-to-value represents gross debt less cash and short-term investments divided by the aggregate market value of the Company's fleet as of September 30, 2026, based on third-party vessel valuations provided by VesselsValue. Management uses net loan-to-value as a measure of financial leverage because vessel financing is generally secured by individual tanker assets and the secondhand tanker market provides transparent and highly liquid market valuations.

Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2026	2025	2026	2025
Shipping revenues	$483,202	$196,388	$1,275,965	$575,423
Less: Voyage expenses	(40,645)	(3,920)	(81,976)	(15,791)
Time charter equivalent revenues	$442,557	$192,468	$1,193,989	$559,632